Exhibit 4.19

AMENDMENT TO PURCHASE AGREEMENT FOR ACQUISITION OF EQUITY INTEREST

Amendment No. 1 dated as of December 31, 2012 (this “Amendment”) to the PURCHASE AGREEMENT FOR ACQUISITION OF EQUITY INTEREST, entered into on December 1, 2006 (the “Agreement”), as supplemented, between Shenyang Sunshine Pharmaceutical Company Limited, a PRC company (the “Company” or “Party A”)), and Mr. Dan LOU (the “Nominee” or “Party B”)).

WHEREAS, the Company and the Nominee are parties to the Agreement;

NOW, THEREFORE, in consideration of the promises and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Company and the Nominee hereby agree as follows:

A. Amendment.

(i) Article 1 of the Agreement is hereby amended and restated in its entirety, to read as follows: “Party B hereby agrees to transfer, irrevocably, to Party A the Subject Equity at the price as determined under Article 2 hereof and change the title of the Subject Equity under the name of Party A upon the satisfaction of the following condition precedent: the relevant PRC government approval, if any, has been obtained to permit Party A’s holding the Subject Equity.”

(ii) A new Article 6A shall be added after Article 6 and before Article 7 as follows:

“Without the approval of Party A, Party B shall cause Liaoning Sunshine not to enter into any major contracts involving value over RMB100,000 except in the ordinary course of business.”

(iii) Article 13 of the Agreement is hereby amended and restated in its entirety, to read as follows:

"(1) Party A may unilaterally revoke or terminate the agreement with prior notice to but not consent of Party B. (2) Party B may not revoke or terminate the Agreement. (3) Any amendment or modification to this Agreement, to be valid, shall be in writing and signed by all parties hereto. Party A has sole discretion to amend or supplement this Agreement whilst Party B shall cooperate to sign such amendments or supplement coming into force. ”

Exhibit 4.19

For avoidance of doubt, (x) this Agreement shall continue and be in full force indefinitely, other than provided in the foregoing or in Article 7; and (y) in each instance of termination or revocation by Party A, Party B shall refund Party A all payments made hereunder by Party A.

(iv) Article 16 of the Agreement is hereby amended and restated in its entirety to read as follows: "(1) Party A may transfer the rights and obligations hereunder, in whole or in part, to any third party person or persons as designated in absolute discretion by Party A. (2) Without the written consent of Party A, Party B shall not transfer its rights and obligations hereunder, in whole or in part. (3) This Agreement shall be binding on the successors and approved transferees of both parties."

B. Effect of Amendment. Except as expressly set forth herein, the Agreement shall not by implication or otherwise be supplemented or amended by virtue of this Amendment, but shall remain in full force and effect, as amended hereby. This Amendment shall be construed in accordance with and as a part of the Agreement, and all terms, conditions, representations, warranties, covenants and agreements set forth in the Agreement and each other instrument or agreement referred to therein, except as herein amended, are hereby ratified and confirmed. To the extent that there is a conflict between the terms and provisions of the Agreement and this Amendment, the terms and provisions of this Amendment shall govern for purposes of the subject matter of this Amendment only. This Amendment is in English language, which, together with the English translation of the Agreement as filed with the U.S. Securities and Exchange Commission on January 19, 2007 on Form F-1, shall be the official version for all purposes.

C. Severability. If any provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be effected, impaired or invalidated.

D. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the People's Republic of China. and for all purposes shall be governed by and construed in accordance with such laws.

F. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

G. Descriptive Headings. Descriptive headings appear herein for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

H. Effective Date of Amendment. This Amendment shall be deemed effective as December 31, 2012, as if executed on such date.

[Signature Page Follows on the Next Page]

Exhibit 4.19

PARTY A: SHENYANG SUNSHINE
PHARMACEUTICAL COMPANY LIMITED

By: /s/ Jing Lou
Name: Jing Lou
Title: Chairman

PARTY B: Mr. Dan LOU

By: /s/ Dan Lou
Name: Dan Lou